Exhibit 99

RESIDEO TECHNOLOGIES DELIVERS RESULTS AT HIGH END OF RANGE FOR

FOURTH QUARTER AND FULL-YEAR 2018

Announces Long-Term Vision and Updated 2019 Outlook

Fourth Quarter Highlights

•	Net Revenue Increased 5 Percent to $1,266 million

•	Reported Net Income of $16 million; Adjusted Net Income of $38 million, which includes the Honeywell reimbursement agreement payments

•	Pro Forma Adjusted EBITDA of $136 million including the Honeywell reimbursement agreement payments; $171 million excluding reimbursement

•	Strong free cash flow drove Net Debt down to $936 million as of quarter-end, ahead of Q4 plan

Full-Year Highlights

•	Net Revenue Increased 7 Percent to $4,827 million

•	Reported Net Income of $405 million; Adjusted Net Income of $303 million, which includes the Honeywell reimbursement agreement payments

•	Pro Forma Adjusted EBITDA of $476 million including the Honeywell reimbursement agreement payments; $616 million excluding reimbursement

•	“Vision 2023” Long-Term Growth Strategy; Updated 2019 Outlook

AUSTIN, Texas, March 7, 2019 – Resideo Technologies, Inc. (NYSE: REZI) today announced its fourth-quarter and full year earnings along with its long-term strategy for growth and margin expansion. The company reported net revenue of $1,266 million for the fourth quarter of 2018, bringing full-year net revenue to $4,827 million. Reported year-end revenue results were at the high end of the range, with EBITDA above the range.

“We delivered strong performance for the fourth quarter and full year, despite the spin- related cost base coming in higher than expected,” said Mike Nefkens, president and CEO of Resideo. “I am proud of our team’s accomplishments as we successfully executed the spin and met or exceeded financial expectations.

“The disruption from the spin is mostly behind us and we have a solid team in place that delivered great results in 2018, and we are ready to do even more. As a newly independent company, we are establishing our roadmap for growth and long-term value creation.

“This year is foundational for Resideo as we take critical steps near-term to further improve our cost base, invest to accelerate growth, increase margins and drive recurring revenues. We’ve brought on new talent to drive innovation and win market share in the growing residential IoT market by reimagining the smart home for contractors and consumers alike,” Nefkens said.

Vision 2023 Strategy

Resideo spun off from Honeywell on Oct. 29, 2018, as a leading global provider of residential security and comfort solutions, and low-voltage and security distribution.

Through its Vision 2023 strategy, the company will expand its core capabilities and partnerships to offer homeowners safer, more secure and healthier homes. Resideo is making $90 million in new growth investments in 2019 to capitalize on its existing installed base of 150 million homes and deepen ties with its network of 110,000 do-it-for-me professional contractors.

Over the year ahead, Resideo will roll out next generation platforms in both its security and comfort divisions. In security, Resideo’s Global Residential Intrusion Platform is extensible and brings enhanced software offerings. In comfort, Resideo is launching a pioneering platform with recurring services that integrate all dimensions of home wellness.

The final core components of Vision 2023 are Resideo’s ecosystem of homeowners and contractors, and the company’s ability to leverage its scale for accretive growth. An innovative new digital portal will connect Resideo’s community of consumers with do-it-for-me professional contractors, which the company expects to launch in the second half of 2019. Resideo also has established an ongoing strategic initiative to identify and execute on tuck-in acquisitions and investments that accelerate recurring revenues, topline momentum and margin expansion.

Financial Performance

The company’s reported earnings results are as of and for the quarter and year ended Dec. 31, 2018. The results for the 10 months ended Oct. 29, 2018, are derived from the consolidated financial statements and accounting records of Resideo’s former parent, Honeywell International, Inc. (NYSE: HON). The results are on a stand-alone basis for the period subsequent to the spin distribution date through Dec. 31, 2018.

Net revenues for the quarter increased 5 percent on a reported basis and 6 percent on a constant currency basis. Fourth-quarter reported net income was $16 million and Pro Forma Adjusted EBITDA was $136 million, up 4 percent.

Full-year net revenues were $4,827 million, representing a 7 and 6 percent increase on a reported and constant currency basis, respectively. Full-year reported net income was $405 million and Pro Forma Adjusted EBITDA was $476 million, an increase of 15 percent.

Additional fourth-quarter and full-year financial results can be found in our Key Metrics Table below and the accompanying tables.

Key Metrics ($ millions)	Q4 2018	% Change YoY		FY 2018	% Change YoY
Net Revenue	$1,266	5%	(1)	$4,827	7%
Pro Forma Adj. EBITDA (including reimbursement)	$136	4%	(1)	$476	15%

(1)	% Change YoY on a reported basis

Segment Performance

Products and Solutions (P&S) revenue in the fourth quarter was $602 million, up 4 percent on a reported basis and 5 percent on a constant currency basis. P&S segment profit decreased 20 percent, impacted by one-time spin-related costs.

Full-year P&S revenue was $2,169 million, up 6 percent on a reported basis and 5 percent on a constant currency basis. P&S segment profit was $381 million, representing an 8 percent increase on the prior year.

Global Distribution revenue in the fourth quarter was $664 million, up 6 percent on reported basis and 7 percent on a constant currency basis. Global Distribution segment profit was $35 million, up 21 percent.

For the full year, Global Distribution delivered revenue of $2,658 million, an increase of 7 percent on a reported basis and 6 percent on a constant currency basis. Global Distribution segment profit was $148 million, up 13 percent on the prior year.

Additional fourth-quarter and full-year segment financial results can be found in the accompanying tables.

Table 1: Summary of Financial Results – Total

($ millions)
	4Q 2017	4Q 2018	% Change	YTD 2017	YTD 2018	% Change
Net Revenue	1,209	1,266	5%	4,519	4,827	7%
Constant Currency			6%		6%
Net Income (loss)	(449)	16	104%	(394)	405	203%
Adjusted Net Income	98	38	-61%	245	303	24%
EBITDA	38	69	82%	230	183	-20%
Adjusted EBITDA (including Honeywell reimbursement agreement payments)	139	138	-1%	443	499	13%
Adjusted EBITDA (excluding Honeywell reimbursement agreement payments)	174	173	-1%	583	639	10%
Adjusted EBITDA including Honeywell reimbursement agreement payments less Capex	126	120	-5%	392	418	7%

Pro Forma Adjusted EBITDA (including Honeywell reimbursement agreement payments)	131	136	4%	414	476	15%

Net Debt	—	936	—	—	936	—

Table 2: Summary of Financial Results – Segment

($ millions)

	4Q 2017	4Q 2018	% Change	YTD 2017	YTD 2018	% Change
Products and Solutions
Revenue (1)	581	602	4%	2,042	2,169	6%
Constant Currency			5%		5%
Segment Profit	114	91	-20%	353	381	8%
Global Distribution
Revenue	628	664	6%	2,477	2,658	7%
Constant Currency			7%		6%
Segment Profit	29	35	21%	131	148	13%

1)

Represents Product and Solution’s revenue, net of intersegment revenue of $79 million, $69 million, $337 million, and $305 million for the periods ended 4Q 2017, 4Q 2018, YTD 2017, and YTD 2018, respectively. Global Distribution does not have any intersegment revenue.

Cash Flow Generation and 2019 Guidance

For the quarter, the company generated $87 million of cash flow from operations and $120 million in adjusted cash flow defined as adjusted EBITDA (including the Honeywell reimbursement agreement payments) less Capex. This cash flow generation reduced net debt to $936 million at year-end.

For the full year, the company generated $462 million of cash flow from operations and $418 million in adjusted cash flow defined as adjusted EBITDA (including the Honeywell reimbursement agreement payments) less Capex. Uses of cash were primarily driven by new product development and working capital needs as a result of the spinoff.

In connection with the completion of the spin-off, the company incurred debt totaling $1,225 million consisting of $825 million of secured debt and $400 million of senior unsecured notes during the fourth quarter of 2018. The company has a five-year senior secured first-lien revolving credit facility to be used for working capital and other cash needs from time to time in an aggregate principal amount of $350 million.

“We’ve demonstrated a disciplined approach to capital allocation and we will continue to maintain that discipline going forward. We are in a financially-strong position to prioritize growth capital and maintain a healthy balance sheet,” said Joe Ragan, Resideo’s executive vice president and chief financial officer. “Our investment program will be a critically important component to our strategy, enabling us to drive to higher growth rates and margins in the long-term. In parallel, we are launching an initiative to optimize our cost base.

“We have updated our 2019 revenue guidance from 4 percent to a range of 2 to 5 percent, which reflects moderating housing metrics, shifting portfolio mix – with a higher weighting of ADI and connected products – and increased growth investment for the future. Our plans to invest for growth and cost-optimization programs drive our updated 2019 Pro Forma Adjusted EBITDA projection in the range of $410 to $430 million. We are confident in Resideo’s ability to gain market share in all of our segments and look forward to providing further detail on our value creation strategy at our inaugural investor and analyst meeting this summer,” said Ragan.

Recent Business Updates

Resideo has recently made progress on several business development initiatives. The company began customer deliveries of its next-generation security platform (Global Residential Intrusion Platform/GRIP) in December 2018.

Resideo made several key hires, including:

•

Niccolo de Masi, Products and Solutions president and chief innovation officer, responsible for delivering next generation platforms in security, comfort, and adjacencies such as indoor air quality and water leak detection;

•	Erik Bethke, vice president of Mobile Application Development, spearheading end user and pro channel apps and portals; and

•	Pat Murray, vice president of Integrated Supply Chain, leading global supply chain modernization.

Resideo is actively targeting several opportunities for partnerships and tuck-in acquisitions with businesses that would enhance its software and data services capabilities.

Conference Call

Resideo will hold a conference call with investors on March 7, 2019, at 8:30 a.m. EST. To participate in the conference call, please dial 800-289-0438 (domestic) or +1-323-794-2423 (international) approximately 10 minutes before it starts. Please mention to the operator that you are dialing in for Resideo’s fourth quarter 2018 earnings call or provide the conference code 8852234. A replay of the conference call will be available from 12:30 p.m. EST, March 7, until 12:30 p.m. EST, March 14, by dialing 888-203-1112 (domestic) or +1 719-457-0820 (international). The access code is 8852234.

A real-time audio webcast of the presentation can be accessed at https://investor.resideo.com, where related materials will be posted prior to the presentation, and a replay of the webcast will be available for 30 days following the presentation.

About Resideo

Resideo is a leading global provider of critical comfort and security solutions primarily in residential environments and distributor of low-voltage and security products. Building on a 130-year heritage, Resideo has a presence in more than 150 million homes, with 15 million systems installed in homes each year. We continue to serve more than 110,000 contractors through leading distributors, including our ADI Global Distribution business, which exports to more than 100 countries from more than 200 stocking locations around the world. Resideo is a $4.8 billion company with approximately 13,000 global employees. For more information about Resideo, please visit www.resideo.com.

Media Contact:	Investor Contact:
Trent Perrotto	Michael Mercieca
(202) 834-6353	(512) 779-8646
trent.perrotto@resideo.com	michael.mercieca@resideo.com

Table 3: CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(Dollars in millions except per share data)
Net revenue	$1,266	$1,209	$4,827	$4,519
Cost of goods sold	936	848	3,461	3,203

Gross Profit	330	361	1,366	1,316

Selling, general and administrative expenses	225	224	873	871
Other expense, net	49	115	369	279
Interest expense	18	—	20	—

	292	339	1,262	1,150

Income before taxes	38	22	104	166
Tax expense (benefit)	22	471	(301)	560

Net income (loss)	$16	$(449)	$405	$(394)

Weighted Average Number of Common Shares Outstanding
Basic (in thousands)	122,499	122,499	122,499	122,499
Diluted (in thousands)	122,999	122,499	122,624	122,499
Per Share Amounts
Basic net income (loss) per share	$0.13	$(3.67)	$3.31	$(3.22)
Diluted net income (loss) per share	$0.13	$(3.67)	$3.30	$(3.22)

Table 4: CONSOLIDATED AND COMBINED BALANCE SHEET (UNAUDITED)

	December 31, 2018	December 31, 2017
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$265	$56
Due from related parties, current	—	23
Accounts receivables – net	821	779
Inventories	628	465
Other current assets	95	69

Total current assets	1,809	1,392
Property, plant and equipment – net	300	265
Goodwill	2,634	2,648
Other intangible assets - net	133	140
Deferred income taxes	84	5
Other assets	12	23

Total assets	$4,972	$4,473

LIABILITIES
Current liabilities:
Accounts payable	$964	$678
Due to related parties, current	—	60
Current maturities of long-term debt	22	—
Accrued liabilities	503	409

Total current liabilities	1,489	1,147
Long-term debt	1,179	—
Deferred income taxes	25	377
Pension obligations	88	—
Obligations payable to Honeywell	629	—
Other liabilities	29	346
EQUITY
Common stock, $0.001 par value, 700,000,000 shares authorized, 122,498,794 and 122,966,558 shares issued and outstanding, respectively	—	—
Additional paid-in capital	1,720	—
Retained earnings	2	—
Invested equity	—	2,703
Accumulated other comprehensive (loss)	(189)	(100)

Total equity	1,533	2,603

Total liabilities and equity	$4,972	$4,473

Table 5: CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS (UNAUDITED)

	Twelve Months Ended
	December 31,
	2018	2017
	(Dollars in millions)
Cash flows from operating activities:
Net income (loss)	$405	$(394)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	45	57
Amortization	21	10
Repositioning charges	5	23
Net payments for repositioning charges	(9)	(17)
Stock compensation expense	20	16
Pension expense	11	16
Deferred income taxes	(323)	297
Other	11	3
Changes in assets and liabilities:
Accounts, notes and other receivables	(62)	(31)
Inventories	(172)	(17)
Other current assets	(27)	(17)
Other assets	(4)	—
Accounts payable	231	11
Accrued liabilities	65	(5)
Pension obligations	5	—
Obligations payable to Honeywell	24	—
Other Liabilities	216	85

Net cash provided by operating activities	462	37

Cash flows from investing activities:
Expenditures for property, plant and equipment	(64)	(49)
Expenditures for software	(17)	(2)
Payments related to amounts due from related parties	—	(13)
Proceeds received related to amounts due from related parties	7	13

Net cash used for investing activities	(74)	(51)

Cash flows from financing activities:
Proceeds from long-term debt	1,225	—
Payment of debt issuance costs	(24)	—
Payment of revolving credit facility fees	(5)	—
Distribution to Honeywell in connection with Spin-Off	(1,415)	—
Net increase invested equity	39	19
Non-operating obligations from Honeywell, net	26	—
Proceeds received related to amounts due to related parties	—	1
Payments related to amounts due to related parties	—	(4)
Net cashflow (used by) from cash pooling	(13)	5

Net cash (used for) provided by financing activities	(167)	21

Effect of foreign exchange rate changes on cash and cash equivalents	(12)	2
Net increase in cash and cash equivalents	209	9
Cash and cash equivalents at beginning of period	56	47

Cash and cash equivalents at end of period	$265	$56

Supplemental Cash Flow Information:
Income taxes paid (net of refunds)	28	261
Capital expenditures in accounts payable	23	14

Table 6: RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
		(Dollars in millions)
Net income (loss) (GAAP)	$16	$(449)	$405	$(394)
Environmental expense (1)	18	117	340	282
Honeywell reimbursement agreement expense (2)	49	—	49	—
Estimated stand-alone costs (3)	5	11	9	24
Stock compensation expense (4)	5	4	20	16
Repositioning charges	—	2	5	23
Non-Operating expense (5)	3	—	4	1
Other (6)	23	—	23	—
Income tax adjustments (7)	(46)	448	(412)	433

Adjusted Net Income (Non-GAAP)	73	133	443	385
Assumed cash payments related to Honeywell
Reimbursement Agreement (8)	35	35	140	140

Adjusted Net Income including Honeywell reimbursement agreement payments (Non-GAAP)	$38	$98	$303	$245

(1)	Represents historical environmental expenses as reported under 100% carryover basis.
(2)	Represents expenses related to the Honeywell Reimbursement Agreement.
(3)	Represents the difference between our estimate of Selling, general and administrative costs as a stand-alone company and historical allocated costs.
(4)	Stock compensation expense adjustment includes only non-cash expenses.
(5)	Non-operating (income) expense adjustment excludes net interest (income).
(6)	Represents cost directly related to the Spin-Off.
(7)

Represents the tax effect of pre-tax items excluded from Adjusted Net Income and the removal of discrete tax items, including the income tax impacts of the Tax Act. The tax effect of pre-tax items excluded from Adjusted Net Income is computed using the statutory rate related to the jurisdiction that was impacted by the adjustment after taking into account the impact of permanent differences and valuation allowances.

(8)

We are responsible to indemnify Honeywell in amounts equal to 90% of payments, which include amounts billed, with respect to certain environmental claims, remediation and, to the extent arising after the Spin-Off, hazardous exposure or toxic tort claims, in each case including consequential damages in respect of specified properties contaminated through historical business operations, including the legal and other costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by Honeywell in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales; such payments will be subject to a cap of $140 million in respect of liabilities arising in any given year (exclusive of any late payment fees up to 5% per annum).

Table 7: RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
		(Dollars in millions)
Net income (loss) (GAAP)	$16	$(449)	$405	$(394)
Net interest (income) expense	14	(1)	13	(3)
Tax expense (benefit)	22	471	(301)	560
Depreciation	5	15	45	57
Amortization	12	2	21	10

EBITDA (Non-GAAP)	69	38	183	230
Enviromental expense (1)	18	117	340	282
Honeywell reimbursement agreement expense (2)	49	—	49	—
Estimated stand-alone costs (3)	6	13	15	31
Stock compensation expense (4)	5	4	20	16
Non-Operating (income) expense (5)	3	—	4	1
Repositioning charges	—	2	5	23
Other (6)	23	—	23	—

Adjusted EBITDA (Non-GAAP)	173	174	639	583
Assumed cash payments related to Honeywell
Reimbursement Agreement (7)	35	35	140	140

Adjusted EBITDA including Honeywell reimbursement agreement payments (Non-GAAP)	$138	$139	$499	$443

(1)	Represents historical environmental expenses as reported under 100% carryover basis.
(2)	Represents expenses related to the Honeywell Reimbursement Agreement.
(3)	Represents the difference between our estimate of Selling, general and administrative costs as a stand-alone company and historical allocated costs, which excludes corporate depreciation charges.
(4)	Stock compensation expense adjustment includes only non-cash expenses.
(5)	Non-operating (income) expense adjustment excludes net interest (income).
(6)	Represents cost directly related to the Spin-Off.
(7)

Pursuant to the Honeywell Reimbursement Agreement, we are responsible to indemnify Honeywell in amounts equal to 90% of payments, which include amounts billed, with respect to certain environmental claims, remediation and, to the extent arising after the Spin-Off, hazardous exposure or toxic tort claims, in each case including consequential damages in respect of specified properties contaminated through historical business operations, including the legal and other costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by Honeywell in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales; such payments will be subject to a cap of $140 million in respect of liabilities arising in any given year (exclusive of any late payment fees up to 5% per annum).

Table 8: RECONCILIATION OF SEGMENT PROFIT TO COMBINED INCOME FROM CONTINUING OPERATIONS BEFORE TAXES

	Three Months		Twelve Months
	Ended		Ended
	December 31,		December 31,
	2018	2017	2018	2017
		(Dollars in millions)
Products and Solutions segment profit	91	114	381	353
Global Distributions segment profit	35	29	148	131

Total segment profit	$126	$143	$529	$484
Pension expense	(3)	(4)	(13)	(16)
Repositioning	—	(2)	(5)	(23)
Other expense, net	(47)	(115)	(369)	(279)
Interest expense	(20)	—	(20)	—
Environmental expense	(18)	—	(18)	—

Income before taxes	$38	$22	$104	$166

Table 9: RECONCILIATION OF CONSTANT CURRENCY REVENUE % CHANGE

	December 31, 2018
	Three Months Ended	Twelve Months Ended

	(Dollars in millions)
Products and Solutions revenue growth
Net Products and Solutions revenue growth (GAAP)	$21	$127
% Change	4%	6%
Exclude: Foreign currency translation	-1%	1%
Constant currency growth (Non-GAAP)	5%	5%

Global Distribution revenue growth
Net Global Distribution revenue growth (GAAP)	$36	$181
% Change	6%	7%
Exclude: Foreign currency translation	-1%	1%
Constant currency growth (Non-GAAP)	7%	6%

Total revenue growth
Total revenue growth (GAAP)	$57	$308
% Change	5%	7%
Exclude: Foreign currency translation	-1%	1%
Constant currency growth (Non-GAAP)	6%	6%

Table 10: ADJUSTED EBITDA INCLUDING THE HONEYWELL REIMBURSEMENT AGREEMENT PAYMENTS LESS CAPEX

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(Dollars in millions except per share data)
Cash flows from (used in) operating activities (GAAP)	$87	$(143)	$462	$37
Tax expense (benefit)	22	471	(301)	560
Net interest (income) expense	14	(1)	13	(3)
Deferred income tax	48	(297)	323	(297)
Change in operating assets and liabilities	(92)	13	(276)	(26)
Other non-cash expense (1)	(10)	(5)	(38)	(41)

EBITDA (Non-GAAP)	69	38	183	230
Environmental expense (2)	18	117	340	282
Honeywell reimbursement agreement expense (3)	49	—	49	—
Estimated stand-alone costs (4)	6	13	15	31
Stock compensation expense (5)	5	4	20	16
Non-Operating expense (6)	3	—	4	1
Repositioning charges	—	2	5	23
Other (7)	23	—	23	—

Adjusted EBITDA (Non-GAAP)	173	174	639	583
Assumed cash payments related to Honeywell
Reimbursement Agreement (8)	35	35	140	140

Adjusted EBITDA including Honeywell reimbursement agreement payments (Non-GAAP)	138	139	499	443
Less Capex	18	13	81	51

Adjusted EBITDA including Honeywell reimbursement agreement payments less Capex (Non-GAAP)
	$120	$126	$418	$392

(1)	Includes non-cash stock compensation, pension, bad debt and repositioning expenses.
(2)	Represents historical environmental expenses as reported under 100% carryover basis.
(3)	Represents expenses related to the Honeywell Reimbursement Agreement
(4)	Represents the difference between our estimate of Selling, general and administrative costs as a stand-alone company and historical allocated costs, which excludes corporate depreciation charges.
(5)	Stock compensation expense adjustment includes only non-cash expenses.
(6)	Non-operating (income) expense adjustment excludes net interest (income).
(7)	Represents cost directly related to the Spin-Off.
(8)

Pursuant to the Honeywell Reimbursement Agreement, we are be responsible to indemnify Honeywell in amounts equal to 90% of payments, which include amounts billed, with respect to certain environmental claims, remediation and, to the extent arising after the Spin-Off, hazardous exposure or toxic tort claims, in each case including consequential damages in respect of specified properties contaminated through historical business operations, including the legal and other costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by Honeywell in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales; such payments will be subject to a cap of $140 million in respect of liabilities arising in any given year (exclusive of any late payment fees up to 5% per annum).

Table 11: RECONCILIATION OF PRO FORMA NET INCOME TO PRO FORMA ADJUSTED EBITDA (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(Dollars in millions except per share data)
Net income (loss) (Pro Forma)	$11	$(192)	$120	$(163)
Net interest expense	20	18	68	66
Tax expense (benefit)	19	201	(59)	263
Depreciation	5	15	45	57
Amortization	12	2	21	10

EBITDA (Non-GAAP Pro Forma)	67	44	195	233
Environmental expense (1)	18	105	308	254
Honeywell reimbursement agreement expense (2)	49	—	49	—
Estimated stand-alone costs (3)	6	13	15	31
Stock compensation expense (4)	5	4	20	16
Non-Operating (income) expense (5)	3	(1)	1	(3)
Repositioning charges	—	2	5	23
Other (6)	23	—	23	—

Adjusted EBITDA (Non-GAAP Pro Forma)	171	166	616	554
Assumed cash payments related to Honeywell
Reimbursement Agreement (7)	35	35	140	140

Adjusted EBITDA including Honeywell reimbursement agreement payments (Non-GAAP Pro Forma)	$136	$131	$476	$414

(1)	Represents environmental expenses under the Honeywell Reimbursement Agreement on a 90% basis and environmental expense for our owned sites
(2)	Represents expenses related to the Honeywell Reimbursement Agreement
(3)	Represents the difference between our estimate of Selling, general and administrative costs as a stand-alone company and historical allocated costs, which excludes corporate depreciation charges.
(4)	Stock compensation expense adjustment includes only non-cash expenses.
(5)	Non-operating (income) expense adjustment excludes net interest (income).
(6)	Represents cost directly related to the Spin-Off.
(7)

Pursuant to the Honeywell Reimbursement Agreement, are responsible to indemnify Honeywell in amounts equal to 90% of payments, which include amounts billed, with respect to certain environmental claims, remediation and, to the extent arising after the Spin-Off, hazardous exposure or toxic tort claims, in each case including consequential damages in respect of specified properties contaminated through historical business operations, including the legal and other costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by Honeywell in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales; such payments will be subject to a cap of $140 million in respect of liabilities arising in any given year (exclusive of any late payment fees up to 5% per annum).

Table 12: UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2018

	Historical As	Pro Forma	Notes	As Adjusted
	Reported	Adjustments(1)
Net revenue	$4,827	$—		$4,827
Cost of goods sold	3,461	—		3,461

Gross Profit	1,366	—		1,366

Selling, general and administrative expenses	873	23	a	896
Other expense, net	369	(35)	b, c	334
Interest expense	20	55	d, e	75

Income before taxes	104	(43)		61
Tax (benefit)	(301)	242	f	(59)

Net income	$405	$(285)		$120

(1)	The change in our cost structure related to our company becoming an independent, publicly traded company is not reflected above.
(a)	Reflects the impact of the Trademark License Agreement with Honeywell in respect of certain Products and Solutions segment revenue.
(b)

Reflects the impact of the Honeywell Reimbursement Agreement pursuant to which we will have an obligation to make cash payments to Honeywell in amounts equal to 90% of Honeywell’s certain environmental-related liabilities, net of recoveries, in each case related to legacy elements of the Business, including the legal costs of defending and resolving such liabilities. The amount payable by the Company in respect of such liabilities arising in any given calendar year will be subject to a cap of $140 million (exclusive of any late payment fees up to 5% per annum).

Accordingly, Other expense, net will decrease $32 million for twelve months ended December 31, 2018, which is the difference between historical expense as reported under 100% carryover basis for such environmental expenses and the indemnified expense pursuant to the Indemnification and Reimbursement Agreement. The adjustment assumes that cash payments made by Honeywell related to indemnified environmental liabilities during a given year will not exceed $156 million in which case the cap on payments ($156 million x 90% = $140 million) to be made by Resideo to Honeywell would not be exceeded.

(c)	Reflects the impact of the settlement of cash pooling and short-term notes receivables and payables.
(d)

Adjustments reflect interest expense and commitment fees related to indebtedness in an aggregate principal amount of $1,225 million in connection with the consummation of the Spin-Off and that was used primarily to repay an obligation incurred as part of the separation from Honeywell. The adjustment reflects that the indebtedness comprise loan facilities in an aggregate principal amount of $825 million and senior unsecured notes in an aggregate principal amount of $400 million and a revolving credit facility in an aggregate undrawn amount of $350 million. Total interest expense will increase by $52 million for the twelve months ended December 31, 2018.

(e)	Reflects an estimate of interest costs and expected return on plan assets for the defined benefit pension plans.
(f)

For twelve months ended December 31, 2018, income tax expense increased by $242 million. This includes adjustments to the provisional tax amounts related to the deemed repatriation transition tax and taxes on undistributed earnings of an increase of $262 million. The remaining decrease of $20 million is the result of the income tax effects on adjustments included in pro forma notes a), c), d), and e).

Table 13: UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE QUARTER ENDED DECEMBER 31, 2018

	Historical As	Pro Forma	Notes	As Adjusted
	Reported	Adjustments(1)
Net revenue	$1,266	$—		$1,266
Cost of goods sold	936	—		936

Gross Profit	330	—		330

Selling, general and administrative expenses	225	2	a	227
Other expense, net	49	—		49
Interest expense	18	6	b	24

Income before taxes	38	(8)		30
Tax expense	22	(3)	c	19

Net income	$16	$(5)		$11

(1)	The change in our cost structure related to our company becoming an independent, publicly traded company is not reflected above.
(a)	Reflects the impact of the Trademark License Agreement with Honeywell in respect of certain Products and Solutions segment revenue.
(b)

Adjustments reflect interest expense and commitment fees related to indebtedness in an aggregate principal amount of $1,225 million in connection with the consummation of the Spin-Off and that was used primarily to repay an obligation incurred as part of the separation from Honeywell. The adjustment reflects that the indebtedness comprise loan facilities in an aggregate principal amount of $825 million and senior unsecured notes in an aggregate principal amount of $400 million and a revolving credit facility in an aggregate undrawn amount of $350 million. Total interest expense will increase by $6 million for the three months ended December 31, 2018.

(c)	For three months ended December 31, 2018, income tax expense decreased by $3 million as a result of the income tax effects on adjustments included in pro forma notes a) and b).

Table 14: UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2017

	Historical As	Pro Forma	Notes	As Adjusted
	Reported	Adjustments(1)
Net revenue	$4,519	$—		$4,519
Cost of goods sold	3,203	—		3,203

Gross Profit	1,316	—		1,316

Selling, general and administrative expenses	871	29	a	900
Other expense, net	279	(32)	b, c	247
Interest expense	—	69	d	69

Income before taxes	166	(66)		100
Tax expense	560	(297)	e	263

Net loss	$(394)	$231		$(163)

(1)	The change in our cost structure related to our company becoming an independent, publicly traded company is not reflected above.
(a)	Reflects the impact of the Trademark License Agreement with Honeywell in respect of certain Products and Solutions segment revenue.
(b)

Reflects the impact of the Honeywell Reimbursement Agreement pursuant to which we have an obligation to make cash payments to Honeywell in amounts equal to 90% of Honeywell’s certain environmental-related liabilities, net of recoveries, in each case related to legacy elements of the Business, including the legal costs of defending and resolving such liabilities. The amount payable by the Company in respect of such liabilities arising in any given calendar year will be subject to a cap of $140 million (exclusive of any late payment fees up to 5% per annum).

Accordingly, Other expense, net will decrease $28 million for twelve months ended December 31, 2017, which is the difference between historical expense as reported under 100% carryover basis for such environmental expenses and the indemnified expense pursuant to the Indemnification and Reimbursement Agreement. The adjustment assumes that cash payments made by Honeywell related to indemnified environmental liabilities during a given year will not exceed $156 million in which case the cap on payments ($156 million x 90% = $140 million) to be made by Resideo to Honeywell would not be exceeded.

(c)	Reflects an estimate of interest costs and expected return on plan assets for the defined benefit pension plans.
(d)

Adjustments reflect interest expense and commitment fees related to indebtedness in an aggregate principal amount of $1,225 million in connection with the consummation of the Spin-Off and that was used primarily to repay an obligation incurred as part of the separation from Honeywell. The adjustment reflects that the indebtedness comprise loan facilities in an aggregate principal amount of $825 million and senior unsecured notes in an aggregate principal amount of $400 million and a revolving credit facility in an aggregate undrawn amount of $350 million.

(e)

For twelve months ended December 31, 2017, income tax expense decreased by $297 million. This includes adjustments to the provisional tax amounts related to the deemed repatriation transition tax and taxes on undistributed earnings of a decrease of $262 million. The remaining decrease of $35 million is the result of the income tax effects on adjustments included in pro forma notes a), c), and d).

Table 15: UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE QUARTER ENDED DECEMBER 31, 2017

	Historical As	Pro Forma	Notes	As Adjusted
	Reported	Adjustments(1)
Net revenue	$1,209	$—		$1,209
Cost of goods sold	848	—		848

Gross Profit	361	—		361

Selling, general and administrative expenses	224	8	a	232
Other expense, net	115	(13)	b, c	102
Interest expense	—	18	d	18

Income before taxes	22	(13)		9
Tax expense (benefit)	471	(270)	e	201

Net loss	$(449)	$257		$(192)

(1)	The change in our cost structure related to our company becoming an independent, publicly traded company is not reflected above.
(a)	Reflects the impact of the Trademark License Agreement with Honeywell in respect of certain Products and Solutions segment revenue.
(b)

Reflects the impact of the Honeywell Reimbursement Agreement pursuant to which we have an obligation to make cash payments to Honeywell in amounts equal to 90% of Honeywell’s certain environmental-related liabilities, net of recoveries, in each case related to legacy elements of the Business, including the legal costs of defending and resolving such liabilities. The amount payable by the Company in respect of such liabilities arising in any given calendar year will be subject to a cap of $140 million (exclusive of any late payment fees up to 5% per annum).

Accordingly, Other expense, net will decrease $12 million for three months ended December 31, 2017, which is the difference between historical expense as reported under 100% carryover basis for such environmental expenses and the indemnified expense pursuant to the Indemnification and Reimbursement Agreement. The adjustment assumes that cash payments made by Honeywell related to indemnified environmental liabilities during a given year will not exceed $156 million in which case the cap on payments ($156 million x 90% = $140 million) to be made by Resideo to Honeywell would not be exceeded.

(c)	Reflects an estimate of interest costs and expected return on plan assets for the defined benefit pension plans.
(d)

Adjustments reflect interest expense and commitment fees related to indebtedness in an aggregate principal amount of $1,225 million in connection with the consummation of the Spin-Off and that was used primarily to repay an obligation incurred as part of the separation from Honeywell. The adjustment reflects that the indebtedness comprise loan facilities in an aggregate principal amount of $825 million and senior unsecured notes in an aggregate principal amount of $400 million and a revolving credit facility in an aggregate undrawn amount of $350 million.

(e)

For three months ended December 31, 2017, income tax expense decreased by $270 million. This includes adjustments to the provisional tax amounts related to the deemed repatriation transition tax and taxes on undistributed earnings of a decrease of $262 million. The remaining decrease of $8 million is the result of the income tax effects on adjustments included in pro forma notes a), c), and d).

Table 16: NET DEBT FOR THE QUARTER ENDED DECEMBER 31, 2018

December 31,
2018
(Dollars in millions)
Current maturities of long-term debt	$22
Long-term debt	1,179

Total Debt	1,201

Less: Cash and cash equivalents	265
Net Debt	$936

Forward-Looking Statements

This release contains “forward-looking statements.” All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to those described in the Information Statement on Form 10, as amended, on file with the Securities and Exchange Commission under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and in our Annual Report on Form 10-K for the year ended Dec. 31, 2018 that will be filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, such as guidance regarding 2019 and 2023, which speak only as of the date of this release. Forward looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

Non-GAAP Financial Measures

This release includes EBITDA, Adjusted EBITDA, Adjusted EBITDA excluding Honeywell reimbursement agreement payments, Adjusted EBITDA including Honeywell reimbursement agreement payments, Adjusted EBITDA less CapEx, Pro Forma Adjusted EBITDA, Adjusted Net Income, Adjusted EBITDA Margin, Segment Profit, constant currency sales growth, and other financial measures not compliant with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are adjusted for certain items above and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provide useful additional information relating to our operations and financial condition. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Refer to the tables above in this release for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures. They should be read in connection with our financial statements presented in accordance with GAAP.

A reconciliation of Adjusted EBITDA, Adjusted EBITDA excluding Honeywell reimbursement agreement payments, Adjusted EBITDA including Honeywell reimbursement agreement payments, Adjusted EBITDA margin and Pro Forma Adjusted EBITDA to the corresponding GAAP measures is not available on a forward-looking basis without unreasonable efforts due to the impact and timing on future operating results arising from items excluded from these measures, particularly environmental expense , Honeywell reimbursement expense, non-operating (income) expense, and stock compensation expense.

(1) Unaudited Pro Forma Combined Statements of Operations

As previously disclosed, on Oct. 29, 2018, Resideo Technologies Inc. (the “Company”) was spun off (the “Spin-Off”) from Honeywell International Inc. (“Honeywell”). The Company’s Combined Financial Statements will be included in its Annual Report on Form 10-K for the year ended Dec. 31, 2018 to be filed with the Securities and Exchange Commission (“SEC”). The Company’s Combined Financial Statements have been prepared on a “carve-out” basis for the periods and dates prior to the Spin-Off and include stand-alone results for the period subsequent to the date of Spin-Off. Prior to the separation, these Combined Financial Statements were derived from the consolidated financial statements and accounting records of Honeywell. The Company is providing, unaudited pro forma combined statements of operations information for the twelve months ended Dec. 31, 2018 and 2017, which reflect the Company’s results and financial position as if the Spin-Off and related transactions had occurred as of Jan. 1, 2017.

The unaudited pro forma combined statement of operations information presented in the tables above does not in any way restate or revise the historical Combined Financial Statements of the Company included in the Company’s Registration Statement on Form 10, as amended and filed with the SEC on Oct. 2, 2018, and the Form 10-Q for the quarter ended Sept. 30, 2018, as filed with the SEC on Nov. 13, 2018. The unaudited pro forma financial information is provided as supplemental financial information that the Company believes may be of interest to the Company’s stockholders.

The unaudited pro forma combined statement of operations gives effect to the following:

•	the impact of certain pension liabilities related to certain of our employees that were assumed after the Spin-Off and which will be paid by us at a future date; and

•

the impact of, and transactions contemplated by, the Separation and Distribution Agreement, Trademark License Agreement between us and Honeywell, dated Oct. 19, 2018 (the “Trademark License Agreement”), Employee Matters Agreement between us and Honeywell, dated Oct. 19, 2018, the Indemnification and Reimbursement Agreement between us and Honeywell, dated Oct. 14, 2018 (the “Honeywell Reimbursement Agreement”), The Tax Matters Agreement between us and Honeywell, dated Oct. 19, 2018 (the “Tax Matters Agreement”) and other agreements related to the Spin-Off from Honeywell and the provisions contained therein.

The unaudited pro forma combined statements of operations are subject to the assumptions and adjustments described in the notes included in the tables above that reflect the expected impacts of events directly attributable to the Spin-Off and that are factually supportable and, for purposes of statements of operations, are expected to have a continuing impact on us. The unaudited pro forma combined statements of operations are provided for illustrative and informational purposes only and are not necessarily indicative of our future results of operations as an independent, publicly traded company.

The operating expenses reported in our historical combined statements of operations include allocations of certain Honeywell costs. These costs include the allocation of all Honeywell corporate costs, shared services and other related costs that benefit us.

As a stand-alone public company, we have incurred and expect to continue to incur additional recurring costs. The significant assumptions involved in determining our estimates of recurring costs of being a stand-alone public company include:

•	costs to perform financial reporting, tax, regulatory compliance, corporate governance, treasury, legal, internal audit and investor relations activities;

•	insurance premiums;

•	changes in our overall facility costs;

•	depreciation and amortization related to information technology infrastructure investments; and

•	the type and level of other costs expected to be incurred.

No pro forma adjustments have been made to our unaudited pro forma combined statements of operations to reflect the additional costs and expenses described above because they are projected amounts based on estimates and would not be factually supportable.

The preliminary estimates at this time for the costs on a stand-alone basis differ from the historical allocations on a carve-out basis of presentation. The pro forma impact of such costs has not been reflected herein as many of the costs expected to comprise these amounts are estimates. Actual expenses could vary from this range estimate and such variations could be material.

We currently estimate that we will incur substantial non-recurring costs associated with becoming a stand-alone public company within 24 months of the Spin-Off. The unaudited pro forma combined statements of operations tables are not adjusted for these estimated expenses as they are also projected amounts based on estimates and would not be factually supportable. These expenses primarily relate to the following:

•	relocation costs;

•	recruiting and relocation costs associated with hiring key senior management personnel new to our company;

•	costs related to establishing our new brand in the marketplace;

•	costs to separate information systems; and

•	costs of retention bonuses.

Due to the scope and complexity of these activities, the amount of these costs could increase or decrease materially and the timing of incurrence could change.

The pro forma combined statements of operations tables are also not adjusted for any potential dividends Resideo may pay in the future should the Board determine to declare any such dividends.

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